Exhibit 99.1

July 28, 2017	For More Information Contact:
For Immediate Release	Mark D. Curtis, SEVP, CFO and Treasurer
(516) 671-4900, Ext. 7413

THE FIRST OF LONG ISLAND CORPORATION

ANNOUNCES 18.2% INCREASE IN NET INCOME FOR THE SECOND QUARTER OF 2017

Glen Head, New York, July 28, 2017 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, reported increases in net income and earnings per share for the three and six months ended June 30, 2017.  In the highlights that follow, all comparisons are of the current three or six-month period to the same period last year.

SECOND QUARTER HIGHLIGHTS

•	Net Income increased 18.2% to $9.1 million from $7.7 million
•	EPS increased 8.8% to $.37 from $.34
•	Cash Dividends Per Share increased 5.0% to $.14
•	Total Assets exceeded $3.7 billion at quarter end, increasing 10% since 6/30/16
•	The Mortgage Loan Pipeline at quarter end was strong at $177 million
•	The Credit Quality of the Bank’s loan and securities portfolios remains excellent

SIX MONTH HIGHLIGHTS

•	Net Income increased 18.5% to $18.2 million from $15.4 million
•	EPS increased 8.7% to $.75 from $.69
•	16.9% growth in the average balance of Loans
•	9.5% growth in the average balance of Noninterest-Bearing Checking Deposits
•	9.0% growth in the average balance of Total Deposits
•	18.3% growth in average Stockholders’ Equity

Analysis of Earnings – Six Months Ended June 30, 2017

Net income for the first six months of 2017 was $18.2 million, an increase of $2.9 million, or 18.5%, over the same period last year.  The increase is primarily attributable to increases in net interest income of $5.5 million, or 13.1%, and noninterest income, before securities gains, of $770,000, or 21.1%.  The impact of these items was partially offset by increases in the provision for loan losses of $1.7 million, noninterest expense, before debt extinguishment costs, of $602,000, or 2.4%, and income tax expense of $1.1 million.

The increase in net interest income was driven by growth in average interest-earning assets of $373.4 million, or 11.9%, which is mainly attributable to an increase in the average balance of loans of $386.9 million, or 16.9%.  Although most of the loan growth occurred in mortgage loans, commercial and industrial loans also grew with an increase in average outstandings of $28.6 million, or 29.6%.  The growth in loans was funded by growth in the average balances of noninterest-bearing checking deposits of $73.5 million, or 9.5%, interest-bearing deposits of $154.2 million, or 8.8%, short-term borrowings of $110.4 million and stockholders’ equity of $49.7 million, or 18.3%.  Substantial contributors to the growth in deposits were new branch openings and the Bank’s ongoing municipal deposit initiative.  Substantial contributors to the growth in stockholders’ equity were net income, $35.3 million of capital raised in an underwritten public offering in the first half of 2016 and the ongoing issuance of shares under the Corporation’s Dividend Reinvestment and Stock Purchase Plan.  These sources of capital were partially offset by the declaration of cash dividends.

Net interest margin of 2.91% for the first six months of 2017 was unchanged from the same period of last year.  The current level of net interest margin reflects the low interest rate environment that has persisted for an extended period of time.  In the current and anticipated interest rate environment, net interest margin may be difficult to maintain and may even decline and thereby inhibit earnings growth.

The increase in noninterest income, before securities gains, of $770,000, or 21.1%, is primarily attributable to increases in cash value accretion on bank-owned life insurance (“BOLI”) of $278,000, service charges on deposit accounts of $104,000 and Investment Management Division income of $60,000.  Also contributing to the increase in noninterest income were refunds of $184,000 related to sales tax, real estate taxes and telecommunications charges, the elimination of $77,000 in accrued circuit termination charges and an increase of $53,000 in checkbook income.  Cash value accretion increased because of purchases of BOLI during the first quarter of 2017 with an initial cash value of $25 million.  The increase in service charges on deposit accounts is due to higher overdraft and maintenance and activity charges.  Investment Management Division income increased because of increases in assets under management resulting principally from improved equity market conditions.

The increase in noninterest expense, before debt extinguishment costs, of $602,000, or 2.4%, is primarily attributable to increases in salaries of $813,000, or 7.4%, employee benefits expense of $142,000, or 4.1%, occupancy and equipment expense of $442,000, or 9.7%, marketing expense of $270,000 and legal fees of $111,000.  The impact of these items was partially offset by decreases in consulting fees of $717,000, computer and telecommunications expense of $415,000 and FDIC insurance expense of $229,000.  The increase in salaries is primarily due to new branch openings, additions to staff in the back office, higher stock-based compensation expense and normal annual salary adjustments.  The increase in employee benefits expense resulted primarily from increases in group health insurance expense of $192,000 and payroll tax expense of $57,000, partially offset by a decrease in retirement plan expense of $146,000.  The increase in group health insurance expense resulted from increases in staff count and the rates being charged by insurance carriers and the decrease in retirement plan expense resulted from an increase in the discount rate and favorable performance of plan assets.  The increase in occupancy and equipment expense is primarily due to the operating costs of new branches and depreciation of the Bank’s facilities and equipment.  The increase in marketing expense is largely due to new branch and deposit account promotions.  The decrease in consulting fees is mainly due to a charge of $800,000 in the second quarter of 2016 for advisory services rendered in renegotiating the Bank’s data processing contract.  The decrease in computer and telecommunications expense reflects the cost savings arising from the aforementioned data processing contract renegotiation and one-time expenses of approximately $126,000 incurred in the 2016 period related to changes in the Corporation’s network and security systems.  The decrease in FDIC insurance expense is attributable to lower FDIC assessment rates effective July 1, 2016, partially offset by a growth-related increase in the assessment base.

Securities gains of $58,000 in the first half of 2017 are almost entirely due to a deleveraging transaction in the first quarter involving the sale of approximately $40 million of available-for-sale mortgage-backed securities and use of the resulting proceeds to pay down short-term borrowings.  During the second quarter of 2016, the Bank completed a deleveraging transaction that involved the sale of $40.3 million of mortgage securities at a gain of $1,795,000 and prepayment of $30 million of long-term debt at a cost of $1,756,000.  These deleveraging transactions were undertaken to eliminate inefficient leverage and accrete Tier 1 leverage capital.

The increase in the provision for loan losses is mainly due to more loan growth in the current six-month period and an increase in specific reserves on loans individually deemed to be impaired, partially offset by improved economic conditions.  Loans grew $228.6 million in the first six months of this year versus $105.4 million in the same period last year.  The increase in specific reserves is primarily due to one impaired loan of $7.1 million transferred to nonaccrual status during the second quarter of 2017.

The $1.1 million increase in income tax expense is mainly attributable to higher pre-tax earnings in the first six months of 2017 versus the same period last year and a decline in the amount of pre-tax book income from tax-exempt securities, partially offset by larger tax benefits derived from BOLI and the vesting and exercise of stock awards.  The vesting and exercise of stock awards resulted in tax benefits of $597,000 and $314,000 in the first six months of 2017 and 2016, respectively.

Analysis of Earnings – Second Quarter 2017 Versus Second Quarter 2016

Net income for the second quarter of 2017 was $9.1 million, representing an increase of $1.4 million, or 18.2%, over $7.7 million earned in the second quarter of last year.  The increase is primarily attributable to increases in net interest income of $2.5 million and cash value accretion on BOLI of $162,000, and the aforementioned refunds of sales tax and telecommunications charges and elimination of circuit termination charges.  Also contributing to the increase were decreases in consulting fees of $753,000, FDIC insurance expense of $111,000 and computer and telecommunications expense of $321,000.  These items were partially offset by increases in the provision for loan losses of $1.2 million, salaries of $467,000, occupancy and equipment expense of $298,000, marketing expense of $294,000 and income tax expense of $317,000.  Second quarter variances occurred for substantially the same reasons discussed above with respect to the six-month periods.

Analysis of Earnings – Second Quarter Versus First Quarter 2017

Net income for the second quarter of 2017 increased $52,000 over the first quarter.  The increase was primarily attributable to increases in net interest income of $133,000 and cash value accretion on BOLI of $46,000, and the aforementioned refunds of sales tax and telecommunications charges and elimination of circuit termination charges.  Earnings for the second quarter also benefited from a decline in income tax expense of $316,000.  These items were offset by increases in the provision for loan losses of $505,000 and marketing expense of $258,000 and a decrease in real estate tax refunds of $56,000.  The decrease in income tax expense was due to lower pre-tax earnings and higher tax benefits from BOLI and the vesting and exercise of stock awards in the second quarter.  The increase in the provision for loan losses was mainly due to higher specific reserves in the second quarter partially offset by lower loan growth.  Other variances occurred for substantially the same reasons discussed above with respect to the six-month periods.

Asset Quality

The Bank’s allowance for loan losses to total loans decreased 2 basis points from 1.18% at year-end 2016 to 1.16% at June 30, 2017.  The decrease is primarily due to adjustments to certain qualitative factors to reflect improved economic conditions, partially offset by an increase in specific reserves on loans individually deemed to be impaired.  The provision for loan losses was $2.1 million and $392,000 in the first six months 2017 and 2016, respectively.  The amount of the provision in each period was driven mainly by loan growth and, in the first six months of 2017, specific reserves, partially offset by improved economic conditions.

The overall credit quality of the Bank’s loan portfolio remains excellent.  Nonaccrual loans amounted to $9.0 million, or .32% of total loans outstanding, at June 30, 2017, compared to $2.6 million, or .10%, at December 31, 2016.  The increase is primarily attributable to one impaired loan of $7.1 million transferred to nonaccrual status during the second quarter of 2017, partially offset by three loans returned to an accrual status based on the demonstrated ability of the borrowers to service their debt.  Troubled debt restructurings amounted to $1.2 million, or .04% of total loans outstanding, at June 30, 2017, representing a decrease of $344,000 from year-end 2016.  Of the troubled debt restructurings at quarter-end, $926,000 are performing in accordance with their modified terms and $275,000 are nonaccrual and included in the aforementioned amount of nonaccrual loans.  The $344,000 decrease in troubled debt restructurings was primarily attributable to the payoff of one loan and the paydown on another loan.  Loans past due 30 through 89 days amounted to $4.6 million, or .17% of total loans outstanding, at June 30, 2017, compared to $1.1 million, or .04%, at December 31, 2016.  Management does not believe that the increases in nonaccrual loans and loans past due 30 through 89 days are indicative of a deterioration in the overall credit quality of the Bank’s loan portfolio.

The credit quality of the Bank’s securities portfolio also remains excellent.  The Bank’s mortgage securities are backed by mortgages underwritten on conventional terms, with 57% of these securities being full faith and credit obligations of the U.S. government and the balance being obligations of U.S. government sponsored entities.  The remainder of the Bank’s securities portfolio principally consists of high quality, general obligation municipal securities rated AA or better by major rating agencies.  In selecting municipal securities for purchase, the Bank uses credit agency ratings for screening purposes only and then performs its own credit analysis.  On an ongoing basis, the Bank periodically assesses the credit strength of the municipal securities in its portfolio and makes decisions to hold or sell based on such assessments.

Capital

The Corporation’s Tier 1 leverage, Common Equity Tier 1 risk-based, Tier 1 risk-based and Total risk-based capital ratios were approximately 9.0%, 14.9%, 14.9% and 16.2%, respectively, at June 30, 2017.  The strength of the Corporation’s balance sheet positions the Corporation for continued growth in a measured and disciplined fashion.

During the first quarter of 2017, the Corporation’s Board of Directors increased the amount of stock that an individual can purchase on a quarterly basis under the stock purchase component of the Dividend Reinvestment and Stock Purchase Plan (the “Plan”) from $50,000 to $75,000.  This change is providing additional capital that is being used to accommodate balance sheet growth.  Common stock issued under the Plan relating to 2017 dividend declarations totaled $11.3 million.  Future levels of dividend reinvestment and stock purchases cannot be projected with certainty.

Key Strategic Initiatives

Key strategic initiatives will continue to include loan and deposit growth through effective relationship management, targeted solicitation efforts, new product offerings and continued expansion of the Bank’s branch distribution system on Long Island and in the New York City boroughs of Queens and Brooklyn.  With respect to loan growth, the Bank will continue to prudently manage concentration risk and further develop its broker and correspondent relationships.  Small business credit scored loans, equipment finance loans and SBA loans, along with the Bank’s traditional commercial and industrial loan products, will be originated to diversify the Bank’s loan portfolio and help mitigate the impact of the low rate environment on the Bank’s earnings.

The Bank’s growing branch distribution system will soon consist of forty-eight branches in Nassau and Suffolk Counties, Long Island and the boroughs of Queens, Brooklyn and Manhattan.  The Bank expects to open four more branches over the next 12 months and continues to evaluate sites for further branch expansion.  Three of the new branches will be in Queens and one will be in Brooklyn.  In addition to loan and deposit growth, management is also focused on growing noninterest income from existing and potential new sources, which may include the development or acquisition of fee-based businesses.

Challenges We Face

Since December 2015, there have been four twenty-five basis point increases in the federal funds target rate to its current level of 1% to 1.25% and these increases have exerted upward pressure on non-maturity deposit rates.  Further increases in the federal funds target rate are currently expected to occur and result in additional upward pressure on non-maturity deposit rates.  At the same time, intermediate and long-term interest rates remain relatively low and management expects them to remain so for the foreseeable future.  Additionally, there is significant price competition for loans in the Bank’s marketplace.  These factors have resulted in suboptimal investing and lending rates.

The banking industry continues to be faced with new and complex regulatory requirements and enhanced supervisory oversight.  The President has indicated that regulatory relief and tax reform will be forthcoming, but the timing, magnitude and positive impact of any such changes are yet to be determined.  In the current environment, banking regulators are increasingly concerned about, among other things, growth, commercial real estate concentrations, underwriting of commercial real estate and commercial and industrial loans, capital levels, cyber security and predatory sales practices.  Regulatory requirements and enhanced oversight are exerting downward pressure on revenues and upward pressure on required capital levels and the cost of doing business.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	6/30/17	12/31/16
	(dollars in thousands)
Assets:
Cash and cash equivalents	$56,710	$36,929

Investment securities:
Held-to-maturity, at amortized cost (fair value of $9,372 and $11,637)	9,201	11,387
Available-for-sale, at fair value	739,573	815,299
	748,774	826,686
Loans:
Commercial and industrial	123,791	126,038
Secured by real estate:
Commercial mortgages	1,128,454	1,085,198
Residential mortgages	1,427,555	1,238,431
Home equity lines	88,392	86,461
Consumer and other	5,864	9,293
	2,774,056	2,545,421
Allowance for loan losses	(32,136)	(30,057)
	2,741,920	2,515,364

Restricted stock, at cost	30,530	31,763
Bank premises and equipment, net	35,654	34,361
Bank-owned life insurance	58,842	33,097
Pension plan assets, net	17,384	17,316
Other assets	15,480	14,804
	$3,705,294	$3,510,320
Liabilities:
Deposits:
Checking	$850,316	$808,311
Savings, NOW and money market	1,647,281	1,519,749
Time, $100,000 and over	203,825	178,918
Time, other	114,186	101,739
	2,815,608	2,608,717

Short-term borrowings	136,017	207,012
Long-term debt	412,362	379,212
Accrued expenses and other liabilities	9,061	9,481
Deferred income taxes payable	1,971	68
	3,375,019	3,204,490
Stockholders' Equity:
Common stock, par value $.10 per share:
Authorized, 40,000,000 shares;
Issued and outstanding, 24,129,266 and 23,699,107 shares	2,413	2,370
Surplus	111,569	101,738
Retained earnings	214,787	203,326
	328,769	307,434
Accumulated other comprehensive income (loss), net of tax	1,506	(1,604)
	330,275	305,830
	$3,705,294	$3,510,320

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Six Months Ended		Three Months Ended
	6/30/17	6/30/16	6/30/17	6/30/16
	(dollars in thousands)
Interest and dividend income:
Loans	$46,637	$40,055	$23,718	$20,241
Investment securities:
Taxable	4,077	3,910	1,875	2,020
Nontaxable	6,754	6,823	3,377	3,420
	57,468	50,788	28,970	25,681
Interest expense:
Savings, NOW and money market deposits	3,065	2,343	1,574	1,410
Time deposits	2,549	2,674	1,361	1,299
Short-term borrowings	729	131	340	7
Long-term debt	3,672	3,666	1,902	1,692
	10,015	8,814	5,177	4,408
Net interest income	47,453	41,974	23,793	21,273
Provision for loan losses	2,081	392	1,293	139
Net interest income after provision for loan losses	45,372	41,582	22,500	21,134

Noninterest income:
Investment Management Division income	1,050	990	528	514
Service charges on deposit accounts	1,394	1,290	691	656
Net gains on sales of securities	58	1,844	1	1,844
Other	1,967	1,361	1,129	717
	4,469	5,485	2,349	3,731
Noninterest expense:
Salaries	11,862	11,049	5,938	5,471
Employee benefits	3,591	3,449	1,782	1,780
Occupancy and equipment	5,021	4,579	2,500	2,202
Debt extinguishment	—	1,756	—	1,756
Other	5,675	6,470	2,915	3,663
	26,149	27,303	13,135	14,872
Income before income taxes	23,692	19,764	11,714	9,993
Income tax expense	5,478	4,400	2,581	2,264
Net income	$18,214	$15,364	$9,133	$7,729

EARNINGS PER SHARE

(Unaudited)

	Six Months Ended		Three Months Ended
	6/30/17	6/30/16	6/30/17	6/30/16
	(dollars in thousands, except per share data)

Net income	$18,214	$15,364	$9,133	$7,729
Income allocated to participating securities	68	65	34	33
Income allocated to common stockholders	$18,146	$15,299	$9,099	$7,696

Weighted average:
Common shares	23,975,687	21,902,417	24,091,447	22,529,255
Dilutive stock options and restricted stock units	257,063	266,330	249,901	257,975
	24,232,750	22,168,747	24,341,348	22,787,230
Per Share:
Basic EPS	$.76	$.70	$.38	$.34
Diluted EPS	.75	.69	.37	.34
Cash Dividends Declared	.28	.27	.14	.13

FINANCIAL RATIOS

(Unaudited)

ROA	1.01%	.96%	1.00%	.95%
ROE	11.44%	11.39%	11.16%	10.89%
Net Interest Margin	2.91%	2.91%	2.89%	2.89%
Dividend Payout Ratio	37.33%	39.13%	37.84%	38.24%

PROBLEM AND POTENTIAL PROBLEM LOANS AND ASSETS

(Unaudited)

	6/30/17		12/31/16
	(dollars in thousands)

Loans, excluding troubled debt restructurings:
Past due 30 through 89 days	$4,588		$1,106
Past due 90 days or more and still accruing	—		621
Nonaccrual	8,707		1,770
	13,295		3,497
Troubled debt restructurings:
Performing according to their modified terms	926		757
Past due 30 through 89 days	—		—
Past due 90 days or more and still accruing	—		—
Nonaccrual	275		788
	1,201		1,545
Total past due, nonaccrual and restructured loans:
Restructured and performing according to their modified terms	926		757
Past due 30 through 89 days	4,588		1,106
Past due 90 days or more and still accruing	—		621
Nonaccrual	8,982		2,558
	14,496		5,042
Other real estate owned	—		—
	$14,496		$5,042

Allowance for loan losses	$32,136		$30,057
Allowance for loan losses as a percentage of total loans	1.16%		1.18%
Allowance for loan losses as a multiple of nonaccrual loans	3.6	x	11.8	x

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

(Unaudited)

	Six Months Ended June 30,
	2017			2016
	Average	Interest/	Average	Average	Interest/	Average
	Balance	Dividends	Rate	Balance	Dividends	Rate
	(dollars in thousands)
Assets:
Interest-earning bank balances	$24,230	$112.93%		$43,242	$111.52%
Investment securities:
Taxable	353,489	3,965	2.24	345,785	3,799	2.20
Nontaxable (1)	458,100	10,391	4.54	460,309	10,497	4.56
Loans (1)	2,674,256	46,644	3.49	2,287,335	40,062	3.50
Total interest-earning assets	3,510,075	61,112	3.48	3,136,671	54,469	3.47
Allowance for loan losses	(31,082)			(27,711)
Net interest-earning assets	3,478,993			3,108,960
Cash and due from banks	31,516			30,165
Premises and equipment, net	34,949			30,958
Other assets	84,306			58,558
	$3,629,764			$3,228,641
Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,603,179	3,065.39		$1,436,975	2,343.33
Time deposits	294,516	2,549	1.75	306,485	2,674	1.75
Total interest-bearing deposits	1,897,695	5,614.60		1,743,460	5,017.58
Short-term borrowings	164,125	729.90		53,690	131.49
Long-term debt	391,278	3,672	1.89	371,500	3,666	1.98
Total interest-bearing liabilities	2,453,098	10,015.82		2,168,650	8,814.82
Checking deposits	847,550			774,043
Other liabilities	8,142			14,707
	3,308,790			2,957,400
Stockholders' equity	320,974			271,241
	$3,629,764			$3,228,641

Net interest income (1)		$51,097			$45,655
Net interest spread (1)			2.66%			2.65%
Net interest margin (1)			2.91%			2.91%

(1) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to Federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.54 for each period presented using the statutory Federal income tax rate of 35%.

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934.  Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe”.  The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in interest rates; deposit flows and the cost of funds; demands for loan products; competition; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; and other factors discussed in the “risk factors” section of the Corporation’s filings with the Securities and Exchange Commission.  The forward-looking statements are made as of the date of this press release, and the Corporation assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

For more detailed financial information please see the Corporation’s quarterly report on Form 10-Q for the quarter ended June 30, 2017.  The Form 10-Q will be available through the Bank’s website at www.fnbli.com on or about August 9, 2017, after it is electronically filed with the Securities and Exchange Commission (“SEC”).  Our SEC filings are also available on the SEC’s website at www.sec.gov.  You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549.  You should call 1-800-SEC-0330 for more information on the public reference room.